Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2011 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, February 8, 2012. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2011 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 8, 2012. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am very pleased to report that Diodes continued its growth during 2011 and achieved record revenue for the full year despite the ongoing uncertainty in the global economy. This past year also represented our 21st consecutive year of profitability. Despite the broad market weakness that began late in the second quarter of 2011, we were still able to gain market share as a result of our past design win momentum and new product initiatives. This weakness was even more pronounced in the fourth quarter as most of our market segments degraded significantly. Revenue in the fourth quarter was $143 million, a decrease of 13 percent over the prior year period and 11 percent sequentially. During the quarter we continued to shift our product mix to lower margin commodity products to support the utilization of our installed capacity. Gross margin was also impacted by increased pricing pressure and declines of business in North America and Europe, where our gross margins are typically higher as compared to Asia. During the quarter, our productivity and manufacturing efficiencies in our Shanghai facility have recovered to prior levels, and we increased our finished goods inventory in advance of the Chinese New Year. However these collectively did not completely offset the product mix and pricing pressure experienced in the quarter.

As a result of the current market environment, we are maintaining the cost reduction actions that we implemented last quarter. This includes the delay of capital investments, except for those related to new product expansion and copper wire conversion. We have also slowed the pace of the building construction at our Chengdu facility and now expect completion by the end of the second quarter this year. Our decision to increase capacity at our Chengdu facility above the current pilot line level will depend upon market requirements and improvements in demand. In addition, we are closely monitoring the market environment and plan to maintain our operating expense controls.

As we start the new year, I believe we are better positioned than we were coming out of the 2009 downturn with a 50 percent higher revenue base, a greatly expanded product portfolio and stronger annualized margins. We are already beginning to see the signs of a slow recovery in our end markets with our first quarter guidance reflecting better than typical seasonal patterns. We believe this sets the stage for growth for the remainder of 2012.

With that, I will now turn the call over to Rick to discuss our fiscal 2011 and fourth quarter financial results and first quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for 2011 was a record $635.3 million, an increase of 3.6 percent over the $612.9 million in 2010. For the fourth quarter of 2011, revenue was $143.3 million, a decrease of 12.5 percent over the $163.8 million in the fourth quarter of 2010, and a decrease of 10.8 percent from the $160.6 million in the third quarter of 2011. The decrease in quarterly revenue was due to general market weakness across most of our market segments, including the consumer, computing and communication markets.

Gross profit for 2011 was $193.7 million, or 30.5 percent of revenue, compared to $224.9 million, or 36.7 percent of revenue in 2010. For the fourth quarter of 2011, gross profit was $35.5 million, or 24.8 percent of revenue, compared to $62.6 million, or 38.3 percent, in the fourth quarter of 2010, and $45.2 million, or 28.1 percent of revenue, in the third quarter 2011. The decline in fourth quarter gross profit margin was due primarily to a weak pricing environment, a mix shift of business to Asia from North America and Europe where we have a richer mix of products and a sustained move in product mix to lower margin products in an effort to maintain capacity utilization at our wafer fabs and Shanghai packaging facilities.

Total operating expenses for the fourth quarter were $30.6 million, or 21.4 percent of revenue, compared to $30.4 million, or 18.6 percent of revenue in the fourth quarter of 2010, and $31.8 million, or 19.8 percent of revenue last quarter.

Looking specifically at Selling, General and Administrative expenses for the fourth quarter, SG&A was approximately $22.6 million, or 15.8 percent of revenue, compared to $23.1 million, or 14.1 percent of revenue in the fourth quarter of 2010, and $23.4 million, or 14.6 percent of revenue last quarter.

Investment in Research and Development for the fourth quarter was approximately $6.9 million, or 4.8 percent of revenue, compared to $6.2 million, or 3.8 percent of revenue in the fourth quarter of 2010, and $7.3 million, or 4.6 percent of revenue last quarter. We continue to increase our investment in R&D to further advance our new product initiatives.

Total Other Expenses amounted to $900,000 for the fourth quarter.

Looking at interest income and expense, we had approximately $175,000 of interest income on our cash balances and approximately $116,000 of interest expense. Also included in total other expense was a $1.7 million foreign currency loss primarily related to the decline in the Euro, partially offset by a $300,000 increase in fair value associated with our Eris stock investment.

Income Before Income Taxes and Noncontrolling Interest in the fourth quarter of 2011 amounted to $4.1 million, compared to income of $31.1 million in the fourth quarter of 2010, and $11.1 million in the third quarter of 2011.

Turning to income taxes, our effective income tax rate in the fourth quarter was 6 percent, due mainly to a change in profitability by country causing a slight reduction in our annual effective rate to 16 percent.

GAAP net income for the full year of 2011 was $50.7 million, or $1.09 per diluted share, compared to $76.7 million, or $1.68 per diluted share last year, and as Dr. Lu mentioned represented our 21st consecutive year of profitability. Non-GAAP adjusted net income for the year was $1.24 per diluted share. For the fourth quarter, GAAP net income was $3.1 million, or $0.07 per diluted share, compared to GAAP net income of $24.0 million, or $0.52 per share, in the fourth quarter of 2010, and GAAP net income of $10.0 million, or $0.21 per share last quarter. The share count used to compute GAAP diluted EPS for the fourth quarter was 46.6 million shares.

Fourth quarter Non-GAAP adjusted net income was $4.0 million, or $0.09 per diluted share, which excluded, net of tax, $800,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in fourth quarter GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

Cash flow generated from operations for the year was $62 million as reported. In accordance with US GAAP, certain non-cash, tax items that relate to the retirement of our Convertible Senior Notes, that are required to be recorded in cash flow from operations, had a negative $15 million effect on cash flow from operations. They were offset by a $15 million cash in-flow recorded in cash flow from financing. Excluding these certain tax accounting adjustments related to the Convertible Senior Notes’ retirement, non-GAAP adjusted cash flow from operations was $77 million.

Cash flow from operations for the fourth quarter was $3 million negative outflow, due primarily to the same GAAP requirement to record a $15 million tax related outflow related to our Convertible Senior Note repurchase. Excluding the tax accounting adjustments, non-GAAP adjusted cash flow from operations was $12 million.

Net cash flow for 2011 was a negative $142 million, due primarily to the $134 million repurchase of the Convertible Notes.

Net cash flow for the fourth quarter was a $5 million increase in cash.

Turning to the balance sheet, at the end of the fourth quarter, we had approximately $130 million in cash and cash equivalents. Working capital was approximately $317 million.

At the end of the fourth quarter, inventory was approximately $140 million, and a slight increase from the approximately $139 million in the third quarter of 2011. Inventory days increased to 119 in the fourth quarter, compared to 105 days last quarter. Inventory in the quarter reflects a $2.5 million increase in finished goods inventory due to a build-ahead for Chinese New Year and a $3.0 million increase in work in process, largely offset by a $2.5 million decrease in raw materials.

At the end of the fourth quarter, Accounts receivable was approximately $132 million and A/R days were 87, compared to 81 last quarter.

Capital expenditures for 2011 totaled $83 million, which included $19 million for our Chengdu site expansion. Excluding this amount, CapEx was 10 percent of revenue. Fourth quarter capital expenditures were $9 million, which included $3.5 million for our Chengdu site expansion. Excluding this amount, CapEx was 3.8 percent of fourth quarter revenue, compared to 6.1 percent in the third quarter. As Dr. Lu mentioned previously, we have slowed down the pace of construction at our Chengdu facility and now expect completion by the end of the second quarter of 2012. Outfitting the building and equipment additions in Chengdu will be dependent upon market conditions. For 2012, excluding Chengdu building expenditures, we expect CapEx to be 10 to 12 percent of revenue.

Depreciation and amortization expense for the fourth quarter was $16.4 million.

Turning to our Outlook…

In terms of first quarter guidance, we expect revenue to range between $138 million and $148 million, or flat plus or minus $5 million sequentially. We expect gross margin to be 25 percent, plus or minus 2.0 percent. Operating expenses are expected to remain approximately flat with the fourth quarter on a dollar basis. We expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the first quarter are anticipated to be approximately 47.2 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick have mentioned, revenue for the fourth quarter declined sequentially led by Europe and North America and was predominately POP concentrated. Globally, direct sales were down only 4 percent sequentially, while distributor POP declined 18 percent. Channel inventory decreased 8 percent in the quarter. We expect that channel inventory reductions will also impact the first quarter but less dramatically than in Q4. Our results in Europe were also impacted by an 8 percent sequential decline in the Euro, and sales to the European automotive market declined for the first time in 8 quarters. Although there continues to be uncertainty in the macro environment, we expect distributor order rates to begin improving in the first quarter, and we will also begin to ramp a number of new projects for our products used in smartphones and tablets, which continue to be the two bright spots in terms of end equipment.

Turning to Global Sales, Asia represented 79 percent of revenue, while Europe and North America were both 10.5 percent.

Our end market breakout consisted of consumer representing 34 percent of revenue, computing 28, industrial 19, communications 16, and automotive 3 percent.

Now turning to new products – traction remains strong as we continue to execute on our new product initiatives. Highlights include several developments for the LED TV market, further expansion of our standard logic product family and continued strength in power management. Although the macro environment continues to weigh heavily on demand, we remain focused on new product introductions, and our design win activity and pipeline are solid.

Looking specifically at our discrete product line, our product introductions totaled 34 new products across 10 product families. Diodes launched a range of BJT devices aimed at improving the efficiency of the current balance for LED backlighting of larger LED screen TVs. These were complemented by a range of SBR® devices for LED TV applications, which offer low VF and higher thermal stability. This release also featured an ultra-low VF offering with significant efficiency gains. LED and 3D TVs are gaining momentum, and we feel we are well positioned to serve this market with our new BJT and SBR® products developed and characterized especially for these applications.

We also launched 16 new MOSFETs in the quarter across 8 different packages. Six of these were for the high volume notebook and tablet PC markets and packaged in the Company’s proprietary new power Di3333-8 package offering the same performance as the much larger SO8, but from a smaller and more thermally-efficient footprint. We also launched a range of switching diodes in the tiny DFN1006 package and miniature diode arrays in the SOT563, which are both industry firsts. In addition, we launched tight tolerance zener diodes and a range of power TVS for various high volume lighting applications. All of these new product introductions further build on Diodes reputation as an innovator in both space efficiency and power density.

Notable discrete design wins achieved during the quarter were for tablet and notebook computing, adaptors, LED TV, DC Fan and automotive, confirming the broad base of Diodes’ discrete applications expertise.

Turning to analog new product introductions, we released 34 new products across 4 product families. New product highlights included expansion of our standard logic product line with the release of single and dual gate logic devices in space-saving DFN1010 and DFN1410 packaging. Diodes now offers one of the broadest portfolio of LVC devices in DFN packaging, targeting portable consumer electronics such as smartphones, tablets, e-readers and handheld gaming devices. We also broadened our portfolio of load switches with the release of new power switches optimized for use in hot-swap applications, such as notebook HDMI interfaces. The devices have fast, short-circuit response time and provide a complete protection solution for portable electronics and high-end consumer equipment. These load switches experienced strong market acceptance with several early major design wins and new revenue in e-book and notebook applications.

We also continued to see strength in our power management segment with solid revenue performance in our USB power switch, CMOS LDO and synchronous DC-DC converter product families. We continue to gain share in the USB power switch segment with multiple new design wins in notebook, LED TV and set-top box applications. Most notable, we now have USB power switch business at every major notebook manufacturer. In terms of our CMOS LDOs, we had a strong quarter with several major wins for our 1Amp adjustable CMOS LDO, as well as new engagements in set-top box and closed-caption monitors. We were also very pleased with our newest family of synchronous DC-DC converters, which generated multi-million unit sales within the first quarter of production.

And lastly, our voltage references experienced continued gains with the growing momentum of the Thunderbolt interface. In addition to existing adoption in host and cable applications, we had our first revenue from peripheral device sockets, as the interface standard is included in new consumer electronics applications. Other noteworthy design-in activities during the quarter include a major smartphone design-in for our AP9050 battery charger front-end, and a significant new single gate logic win.

As we look to the first quarter, we expect revenue to be better than normal seasonal patterns due to more favorable distributor order rates in North America and Europe, as well as the ramping of new projects for our products used in smartphones and tablets. Channel inventory is expected to continue decreasing and our new product introductions and design win activity remain solid. Overall, we believe we have made the required investments to support our future growth and remain well positioned for upside in the coming year.

With that, I’ll open the call for questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.